EXHIBIT B-6



            FORM OF PROPOSED OPERATING AGREEMENT



          OPERATING AGREEMENT, dated ____, 1999, between

WEST PENN POWER COMPANY, a Pennsylvania corporation ("West

Penn") and [Genco, LLC], a

limited liability company ("Operator").



                    W I T N E S S E T H:

1.   Station.


     West Penn and the Operator hereby provide for the

operation of [a electric generating station in _______,

[Pennsylvania] [West Virginia], with _____ generating units,

each with a name plate capacity of approximately ____ kw

(net), (hereinafter called the "Station") to be leased by

West Penn for the duration of this Agreement from the

Operator.

2.   Operation and Maintenance.

     The Station will be operated and maintained by the

Operator.  The Operator shall not be liable to West Penn for loss, damage, or injury arising out of such operation or

maintenance unless caused by its gross negligence or willful misconduct.  The Operator shall keep or cause to be kept

books of account and records containing details of the items of cost applicable to the operation and maintenance of the

Station.  Such books of account and records shall be open to examination at any time by West Penn or its representatives.

The Operator shall furnish West Penn with copies of such

books of account and records as they may request.

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3.   Renewals, Replacements, Additions, and Retirements.

     Renewals and replacements necessary for the operation

of the Station shall be made as required in accordance with

good utility operating practice.  Other renewals and

replacements of, and any additions to, the Station may be

made only upon agreement of West Penn and the Operator.

Retirements, sales, and other dispositions of property shall be effected only in a manner consistent with West Penn's and the Operator's mortgage indentures, if any.  Renewals,

replacements, additions and retirements (and related

dispositions and sales) shall be accomplished by the

Operator.

4.   Power and Energy.

     West Penn shall at all times during the term of this

Agreement have full ownership of and available to it at the

Station its approximately one-third generating capability of the Station, and the energy associated therewith, in

accordance with the Lease Agreement of even date herewith.

5.   Expenditures.

     All expenditures in respect of the Station shall be

accounted for in accordance with the Uniform System of

Accounts prescribed by the Federal Power Commission for

Public Utilities and Licensees (Class A and B Electric

Utilities) in effect on the date of this Agreement and as

may be amended from time to time.

     All expenditures for the operation, and maintenance of

the Station (including, without limitation, all expenditures for administration, labor, payroll taxes, employee benefits,

research and development, materials, supplies and services)

and all expenditures for renewals, replacements, additions,

and retirements related to the Station shall be for the

account of West Penn.

     Interest charges on borrowed funds, income taxes, and

property, business and occupation and like taxes related to

the Station imposed upon the approximately one-third of

generation leased by West Penn shall be borne entirely by

West Penn; and such items, as well as depreciation and

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amortization and interest charged during construction, shall not be deemed expenditures for purposes of this Section.

6.   Arbitration.

     Any controversy relating to this Agreement shall be

settled by arbitration in accordance with the Rules of the

American Arbitration Association, and judgment upon an award rendered by the arbitrator may be entered in any court

having jurisdiction thereof.

7.   Term of Agreement.

     This Agreement shall continue in full force and effect

until January 2, 2000.  Termination of this Agreement shall

not terminate the provisions of Section 6.

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     IN WITNESS WHEREOF, each of the parties has caused this

Agreement to be duly executed.


                            WEST PENN POWER COMPANY



                            By_____________________________
                                Vice President





                            [GENCO, LLC]



                            By_____________________________
                                Vice President